EXHIBIT 99.1

American Financial Group Announces Third Quarter Results

      Cincinnati, Ohio - October 21, 2004 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings for the 2004 third quarter of $172.0 million ($2.30 per share). These results include an after-tax gain of $134 million ($1.80 per share) relating to the sale of Provident Financial Group shares in its merger with National City Corporation and after-tax losses of $22.8 million ($.30 per share) associated with four hurricanes which affected the Southeastern U. S. AFG's net earnings for last year's third quarter were $41.6 million ($.59 per share) and included an after-tax charge of $23.1 million ($.33 per share) related to the settlement of litigation in one of the property and casualty insurance businesses.

       Net earnings for the first nine months of 2004 were $301.1 million ($ 4.04 per share) compared to $97.2 million ($1.39 per share) for the same 2003 period. The increase in 2004 reflects the above items as well as higher net realized gains on investments and higher earnings from insurance operations.

       Many investors and analysts focus on "core earnings" of companies, setting aside items which are not considered to be part of the ongoing earnings of the company, such as net realized gains (losses) on investments, discontinued operations, cumulative effect of accounting changes and other non recurring items. A reconciliation of this non-GAAP measure to net earnings is included in the accompanying summary of earnings.

       Core earnings from insurance operations were $39.7 million ($.53 per share) for the third quarter of 2004 compared to $50.8 million ($.72 per share) for the previous year's third quarter. The decrease reflects the above-mentioned hurricane losses of $.30 per share. Excluding these weather related losses, core earnings for the 2004 quarter were higher than those of the 2003 period, reflecting continuing improvement in the overall insurance operations. Core earnings from insurance operations for the first nine months of 2004 were $148.8 million ($2.00 per share), compared to $109.3 million ($1.56 per share) for the 2003 period. Details of the financial results may be found in the accompanying schedules.

       Carl H. Lindner, AFG Chairman and Chief Executive Officer stated, "Our hearts go out to those that have been affected by the recent devastating hurricanes . Our claims teams continue to work diligently to process claims and help insureds recover from the effects of these storms. Even with the losses from four successive storms, our earnings for the first nine months of 2004 are considerably above the 2003 period. However, we now expect our 2004 core earnings to be between $2.70 and $2.85 per share. As we look forward, we expect core earnings in 2005 to be between $3.15 and $3.40 per share."

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Business Segment Results

      The P&C Specialty Group reported an underwriting profit of $3.6 million for the 2004 third quarter with a combined ratio of 99.4%, including $35 million, 6.4 points, for the effect of the hurricane losses. The Specialty Group's combined ratio for the 2003 third quarter was 94.8%. Excluding the effect of these hurricane losses, the combined ratio for the 2004 third quarter improved 1.8 points compared to the 2003 period. Gross and net written premiums for the 2004 quarter grew approximately 10% and 7%, respectively, compared with the same period a year ago, reflecting continuing volume growth as well as rate increases in many of its businesses. Rate increases in the specialty operations averaged about 4% for the third quarter of 2004.

      The Specialty Group's combined ratio for the first nine months of 2004 was 95.6%, including 2.3 points from the hurricane losses, compared to 96.1% for the 2003 period. Gross and net written premiums for the 2004 nine month period grew 15% and 19%, respectively, as compared to the same period a year ago. Further details of the Specialty Group operations may be found in the accompanying schedules.

       Carl H. Lindner III, AFG Co-President and head of the P&C Group commented: "As we previously announced, the hurricanes that hit the Southeast impacted our Specialty Group's underwriting results for the 2004 third quarter. The majority of those losses affected our Property and Transportation businesses, increasing their combined ratio about 16.6 points. The Property and Transportation businesses continue to report strong gross premium growth and, apart from the hurricane losses, continue to generate strong underwriting profits."

       "Our California Workers' Compensation business continues to report strong premium growth and underwriting profits even in a declining rate environment. As a result of the workers' compensation reform in California, our rates decreased during the third quarter reflecting an improving claims environment."

       "Our Specialty Casualty group reported a $2 million underwriting profit for the quarter which included $20 million of adverse development primarily from our executive liability operation and a business in run-off. The other operations within this group continued to generate solid underwriting profits. The Specialty Casualty group's combined ratio for the 2004 nine-month period improved 3.3 points compared with the comparable 2003 period. Our Specialty Financial businesses' gross premiums for the 2004 quarter were comparable to the 2003 period. This group's underwriting results were adversely impacted by losses from the four hurricanes, increasing their combined ratio nearly 3 points. However, for the 2004 nine-month period, this group's combined ratio is more than 5 points better than the same period a year ago due to improved performance in our lender services business."

       "We expect our Property and Transportation and California Workers' Compensation businesses to continue to generate strong underwriting profits for the remainder of 2004 and into 2005. There should be continuing improvement in the underwriting results of the Specialty Casualty business and we expect the underwriting results of Specialty Financial to be essentially unchanged in 2005."

       "We continue to focus on adequate pricing with 8% increases through the first nine months of the year and an expected 6% increase for the entire year, " Mr. Lindner noted.

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       The Annuity, Supplemental Insurance and Life Group reported core net operating earnings of $21.1 million for the third quarter of 2004 compared to $19.5 million for the 2003 period. The increase reflects improved results in the life and supplemental insurance operations, partly offset by the impact of the continued low interest rate environment in the fixed annuity operations. For the first nine months of 2004, core net operating earnings were $53.4 million compared to $42.4 million in the 2003 period. Each of this group's business lines reported improved results for the first nine months of 2004 compared to the same period last year. Also, results for the first nine months of 2003 reflect an aftertax charge to earnings of $8.1 million related to the negative effect of lower interest rates on the fixed annuity operations.

       This group's statutory premiums for the 2004 third quarter increased 10% over the third quarter of 2003 resulting primarily from higher fixed annuity sales. However, for the first nine months of 2004, statutory premiums were approximately 8% below the same period in 2003. The decrease reflects primarily slowed sales of single premium annuities resulting from continued discipline in setting commissions and interest rates. The group expects its core operating earnings for 2004 will exceed those reported in 2003 by 25% to 30%. Further details may also be found in the earnings release issued today by Great American Financial Resources, Inc. (NYSE:GFR). AFG owns 82% of GFR common stock and a proportional share of its earnings is included in AFG's results.

About American Financial Group, Inc.

       Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities, supplemental insurance and life products.

Forward Looking Statements

       This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions, future premiums, revenues and earnings; and rate increases.

       Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, and the availability of capital, regulatory actions, changes in legal environment, judicial decisions and rulings, tax law changes, levels of catastrophes and other major losses, adequacy of loss reserves of the insurance businesses and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, competitive pressures, including the ability to obtain rate increases and other changes in market conditions that could affect AFG's insurance operations.

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Conference Call

       The company will hold a conference call to discuss 2004 third quarter results at 11:30 a.m. (ET) today. Toll-free telephone access will be available by dialing 1-888-396-2384. Please dial in five to ten minutes prior to the scheduled start time of the call. A replay of the call will also be available at around 1:30 p.m. (ET) today until 8:00 p.m. on October 28, 2004. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 71898863. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG's website, www.afginc.com, and follow the instructions at the Webcast link within the Investor Relations section.
Contact:	Anne N. Watson	Web Sites:	www.afginc.com
	Vice President-Investor Relations		www.GreatAmericanInsurance.com
(513) 579-6652

-o0o-

(Financial summaries follow)

This earnings release and additional Financial Supplements are available in the Investor Relations section of AFG's web site:

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS

(In Millions, Except Per Share Data)
	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

Operating revenues	$ 926.6	$ 826.5	$2,656.0	$2,455.4
Costs and expenses	867.2	754.4	2,433.6	2,304.7
	59.4	72.1	222.4	150.7
Related income taxes	19.7	25.1	73.6	49.7
Earnings from consolidated
Insurance operations (a)	39.7	47.0	148.8	101.0
Net investee earnings from Infinity	-	3.8	-	8.3
Core earnings from insurance
operations (a)	39.7	50.8	148.8	109.3

Other items, net of tax:
Special tax benefits (b)	-	-	-	5.5
Realized investment gains (losses)	140.2(c)	13.9	163.4(c)	6.2
Discontinued operations (d)	(1.0)	.4	(.8)	1.3
Other	(3.1)	(23.5)(e)	(4.7)	(25.1)(e)
Cumulative effect of accounting
Changes (f)	(3.8)	-	(5.6)	-

Net earnings	$ 172.0	$ 41.6	$ 301.1	$ 97.2

Diluted Earnings (Loss) per Common Share:
Core from insurance operations(a)	$ .53	$ .72	$ 2.00	$ 1.56
Special tax benefits(b)	-	-	-	.08
Realized investment gains (losses)	1.87 (c)	.20	2.19(c)	.09
Discontinued operations (d)	(.01)	.01	(.01)	.02
Other	(.04)	(.34)(e)	(.06)	(.36)(e)
Cumulative effect of accounting
Changes(f)	(.05)	-	(.08)	-

Net earnings	$ 2.30	$ .59	$ 4.04	$ 1.39

Average number of Diluted Shares	74.8	70.0	74.6	69.8

  Reflects (a) 2004 3rd quarter losses of $22.8 million ($.30 per share) from four hurricanes, and (b)2003 2nd quarter charges of $28.5 million ($.41 per share) for an arbitration decision relating to a 1995 property claim arising from a discontinued business and $6.7 million ($.10 per share) for a reduction in estimated future profitability of in-force fixed annuities.

  Reflects tax benefits in 2003 relating to the Company's basis in Infinity Stock.

  Includes $134 million ($1.80 per share) gain on the Provident Financial Group investment related to the merger with National City.

  Represents operating results related to the planned disposal of Transport Insurance Company.

  Includes a charge of $23.1 million ($.33 per share) related to the settlement of litigation in the California workers' compensation business.

  Reflects the implementation of an accounting change in the third quarter related to utilizing the equity method of accounting for investments in limited liability companies as required by EITF 03-16, and in the first quarter related to long duration contracts mandated by Statement of Position 03-1.

	September 30,	December 31,
	2004	2003

Selected Balance Sheet Data:
Total Cash and Investments	$15,503	$13,828
Long-term Debt	$ 1,031	$ 837
Payable to Subsidiary Trusts (Issuers of Preferred Securities)	$ 78	$ 265
Shareholders' Equity	$ 2,294	$ 2,076

Book Value Per Share	$ 31.14	$28.42
Common Shares Outstanding	73.7	73.1

AMERICAN FINANCIAL GROUP, INC.

PROPERTY AND CASUALTY INSURANCE OPERATIONS

UNDERWRITING RESULTS

(In Millions)
Three months ended September 30,		Nine months ended September 30,

	2004	2003	2004	2003

Property and Casualty Insurance
Operations: (a)

Gross written premiums	$1,108	$1,057	$2,854	$2,769

Net written premiums	$ 561	$ 537	$1,691	$1,562

Ratios (GAAP):
Loss & LAE ratio	72.4%	67.9%	66.8%	70.7%(b)
Expense ratio	27.3%	27.9%	29.2%	28.6%
Policyholder dividend ratio	.2%	(.1%)	.2%	.2%

Combined Ratio (c)	99.9%	95.7%	96.2%	99.5%

Specialty Group:

Gross written premiums	$1,106	$1,006	$2,849	$2,479

Net written premiums	$ 560	$ 524	$1,686	$1,413

Ratios (GAAP):
Loss & LAE ratio	72.3%	67.4%	66.4%	66.0%
Expense ratio	26.9%	27.5%	29.0%	29.9%
Policyholder dividend ratio	.2%	(.1%)	.2%	.2%

Combined Ratio	99.4%(d)	94.8%	95.6%(d)	96.1%

  Includes operations of Infinity Property and Casualty through mid-February 2003, AFG's direct auto insurance companies through the date of their sale at the end of April 2003, personal lines operations remaining with AFG and the specialty group.

  Includes 3.1 points for the effect of an arbitration decision relating to a claim arising from a discontinued business.

  Includes other discontinued lines.

  For the three and nine month periods, includes 6.4 points and 2.3 points, respectively, for the effect of losses from four hurricanes.

AMERICAN FINANCIAL GROUP, INC.

PROPERTY AND CASUALTY INSURANCE GROUP

SUPPLEMENTAL SPECIALTY GROUP OPERATING INFORMATION

(In Millions)

	Three months ended September 30,		Pct. Change	Nine Months ended September 30,		Pct. Change
	2004	2003		2004	2003

Gross Written Premiums:
Property & Transportation	$ 528	$ 444	19%	$1,106	$ 923	20%
Specialty Casualty	364	371	(2%)	1,116	1,065	5%
Specialty Financial	115	116	(1%)	343	278	23%
California Workers' Compensation	97	74	32%	284	212	34%
Other	2	1	N.M.	-	1	N.M.
	$1,106	$1,006	10%	$2,849	$2,479	15%

Net Written Premiums:
Property & Transportation	$ 172	$ 147	17%	$ 525	$ 400	32%
Specialty Casualty	190	181	5%	582	519	12%
Specialty Financial	91	101	(9%)	277	228	22%
California Workers' Compensation	87	69	27%	252	198	27%
Other	20	26	(25%)	50	68	(26%)
	$ 560	$ 524	7%	$1,686	$1,413	19%

Combined Ratio (GAAP):
Property & Transportation	99.5%	86.1%		90.0%	85.0%
Specialty Casualty	98.7%	101.3%		97.4%	100.7%
Specialty Financial	105.2%	101.7%		102.5%	107.7%
California Workers' Compensation	89.7%	84.0%		91.5%	91.8%

Aggregate Specialty Group	99.4%	94.8%		95.6%	96.1%

Notes:

  Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages. For the

  2004 three and nine month periods, the combined ratio includes 16.6 points and

  6.3 points, respectively, for the effect of hurricane losses.

  Specialty Casualty includes primarily excess and surplus, general liability,

  executive and professional liability and customized programs for small to mid-sized businesses.

  Specialty Financial includes risk management insurance programs for lending and leasing institutions, surety and fidelity bonds and foreign credit insurance. For the 2004 three and nine month periods, the combined ratio includes 2.9 points and .9 points, respectively, for the effect of hurricane losses.

  California Workers' Compensation consists of a subsidiary that writes workers' compensation insurance primarily in the state of California.

  Other includes an internal reinsurance facility and discontinued lines.